PRESS RELEASE

DICK’S Announces Redemption of Outstanding 3.25% Convertible Senior Notes

PITTSBURGH (February 9, 2023) – DICK’S Sporting Goods, Inc. (NYSE: DKS) today announced that it has called all of its outstanding 3.25% Convertible Senior Notes due 2025 (the “Notes”) (CUSIP No. 253393 AD4 and ISIN No. US253393 AD47) for redemption on April 18, 2023 (the “Redemption Date”).

The aggregate principal amount of the Notes being redeemed is $59,127,000 (which is equal to the current aggregate principal amount of Notes outstanding). The redemption price will be equal to 100% of the principal amount of each Note called for redemption, payable in cash, plus accrued and unpaid interest on such Note to, but excluding, the Redemption Date for such Note (the “Redemption Price”).

To receive payment of the Redemption Price, any certificated Notes must be surrendered to U.S. Bank Trust Company, National Association, as the paying agent and the conversion agent, at U.S. Bank Global Corporate Trust, 111 Fillmore Ave E, St. Paul, MN 55107, on or prior to the Redemption Date.

Notes called for redemption may be converted at any time before the close of business on April 17, 2023, which is the business day immediately before the Redemption Date (or, if DICK’S fails to pay the Redemption Price due on the Redemption Date in full, at any time until such time as DICK’S pays such Redemption Price in full).

The sending of the notice of redemption is a make-whole fundamental change under the indenture governing the Notes, and therefore the current conversion rate has been increased for all conversions of Notes after today and before the Redemption Date by 0.1443 shares. As of today, the conversion rate (including the additional shares) for all conversions of Notes after today and before the Redemption Date is 31.2358 shares of common stock of DICK’S per $1,000 principal amount of Notes. This conversion rate will remain subject to adjustment in accordance with the indenture from time to time for certain events.

All conversions of Notes on or after today and before the Redemption Date will be settled by delivering shares of common stock of DICK’S and paying cash in lieu of fractional shares, as applicable, upon such conversions.

The Company also intends to enter into complete unwind agreements with a financial institution relating to the remaining portions of the convertible note hedge transaction and warrant transaction that were previously entered into in connection with the issuance of the Notes. Under such unwind agreements, the financial institution would deliver to the Company a number of shares of the Company’s common stock in respect of the remaining portions of the transactions being early terminated.

The Company intends to offset the dilutive impact of anticipated conversions of the Notes immediately prior to the redemption through the shares received from the convertible note hedge and shares repurchased by the Company.

Following the redemption, the Company’s annual interest payments will be reduced by approximately $1.9 million.

This press release does not constitute an offer to sell or a solicitation to buy any of the securities described herein, nor shall there be any offer, solicitation, or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding the redemption of the Notes, the unwind agreements relating to the remaining portions of the convertible note hedge and warrant transactions, and our intent to offset the dilution of anticipated conversions of the Notes immediately prior to the redemption through the convertible note hedge and share repurchases. These forward-looking statements represent our expectations as of the date such statements are made. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause our actions to differ materially from the expectations expressed in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to, financial market volatility and general economic conditions.

For additional information on these and other factors that could affect the Company's results, see the risk factors set forth in the Company's filings with the Securities and Exchange Commission ("SEC"), including the most recent Annual Report filed with the SEC on March 23, 2022. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

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About DICK'S Sporting Goods
DICK’S Sporting Goods (NYSE: DKS) creates confidence and excitement by personally equipping all athletes to achieve their dreams. Founded in 1948 and headquartered in Pittsburgh, the leading omnichannel retailer serves athletes and outdoor enthusiasts in more than 850 DICK’S Sporting Goods, Golf Galaxy, Field & Stream and Public Lands stores, online, and through the DICK’S mobile app. DICK’S also owns and operates DICK’S House of Sport and Golf Galaxy Performance Center, as well as GameChanger, a youth sports mobile app for scheduling, communications, live scorekeeping and video streaming.

Driven by its belief that sports make people better, DICK’S has been a longtime champion for youth sports and, together with its Foundation, has donated millions of dollars to support under-resourced teams and athletes through the Sports Matter program and other community-based initiatives. Additional information about DICK’S business, corporate giving, sustainability efforts and employment opportunities can be found on dicks.com, investors.dicks.com, sportsmatter.org, dickssportinggoods.jobs and on Facebook, Twitter and Instagram.

Contacts:
Investor Relations:
Nate Gilch, Senior Director of Investor Relations
DICK'S Sporting Goods, Inc.
(724) 273-3400 or investors@dcsg.com

Media Relations:
(724) 273-5552 or press@dcsg.com

Category: Financial